Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Cindy McGee, Vice President,	David Schull, President
Investor Relations & Alliance Management	david.schull@russopartnersllc.com
cmcgee@arenapharm.com	858.717.2310
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports Third Quarter 2013 Financial Results

— Arena and Eisai Expand Marketing and Supply Agreement for BELVIQ® (lorcaserin HCl)

to Include Most Countries Worldwide —

— Conference Call and Webcast Rescheduled to Tomorrow at 8:30 a.m. Eastern Time —

SAN DIEGO, CA, November 7, 2013 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the third quarter ended September 30, 2013. Arena has also rescheduled its conference call and webcast to tomorrow, November 8, 2013, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time).

“We are excited by our expanded agreement with Eisai and look forward to collaborating as we focus on the global registration and commercialization of BELVIQ for weight management and the development of potential new indications,” said Jack Lief, Arena’s President and Chief Executive Officer. “Our third quarter results reflect the first full quarter since BELVIQ became available in US pharmacies. Additional work is needed to continue building the weight management market, and we are pleased with Eisai’s commitment to realizing the medical and commercial potential of BELVIQ. We look forward to the market growth of this important treatment option as we move into 2014.”

Recent Developments:

BELVIQ Rest of World

•	Arena and Eisai expanded the BELVIQ marketing and supply agreement to provide Eisai with exclusive commercialization rights for all countries worldwide, except for South Korea, Taiwan, Australia, Israel and New Zealand. Under the terms of the agreement, Arena will receive an upfront payment of $60 million from Eisai.

BELVIQ US Launch

•	Eisai announced plans to double the BELVIQ sales force to approximately 400 representatives by December 2013, which is intended to enable Eisai to reach approximately 65,000 physicians in the US.

•	Eisai reported that, according to BusinessOne Technologies, Inc., BELVIQ is now covered by several prominent health plans and pharmacy benefit managers, including Express Scripts. Eisai also reported that is in active discussions with other major payors to further improve the reimbursement landscape.

•	Eisai launched a direct-to-consumer print advertisement campaign in major US magazines. The advertisements include a 15-day free trial voucher for BELVIQ.

•	Eisai launched www.BELVIQhcp.com, which features information about BELVIQ and provides resources for healthcare professionals, and the BELIEVE EVERYDAY SUPPORTSM program at www.BelieveSupport.com, which provides comprehensive support and savings for patients treated with BELVIQ.

•	In the third quarter of 2013, Arena recognized 31.5% of Eisai’s net product sales (which were $5.4 million), or $1.7 million, as well as $0.3 million related to redemptions of the 15-day free trial voucher. Arena and Eisai currently recognize revenue of BELVIQ net product sales when Eisai ships product to its wholesalers.

Research & Development

•	Under the terms of their expanded marketing and supply agreement, Eisai and Arena will now jointly investigate the potential of lorcaserin in new areas, such as smoking cessation, a once-daily formulation, a fixed-dose combination with phentermine, as well as explore BELVIQ’s impact on diabetes and cardiovascular outcomes.

•	Arena completed a study to evaluate the safety, tolerability and pharmacokinetic properties of single doses of lorcaserin 10 mg and phentermine 15 mg when administered in combination.

•	Arena initiated a study in September 2013 to evaluate the safety, tolerability and pharmacokinetic properties of single doses of lorcaserin 20 mg extended release tablets.

•	Arena completed a Phase 1 multiple-dose clinical trial of APD811, an oral drug candidate intended for the treatment of pulmonary arterial hypertension.

Third Quarter 2013 Financial Results

•	Revenues totaled $3.6 million, including $2.0 million in net product sales of BELVIQ.

•	Research and development expenses totaled $14.6 million.

•	General and administrative expenses totaled $7.8 million.

•	Net loss allocable to common stockholders was $17.2 million, or $0.08 per share.

•	At September 30, 2013, cash and cash equivalents totaled $180.7 million, which does not include the $60.0 million upfront payment Arena will receive from Eisai in conjunction with the expanded agreement.

•	At September 30, 2013, approximately 218.6 million shares of common stock were outstanding.

Nine Months Ended September 30, 2013 Financial Results

•	Revenues totaled $74.9 million, including $66.0 million in milestone payments from Eisai and $3.3 million in net product sales.

•	Research and development expenses totaled $47.4 million.

•	General and administrative expenses totaled $23.6 million.

•	Net income allocable to common stockholders was $4.0 million, or $0.02 per share.

Conference Call and Webcast Rescheduled

Arena will host a conference call and webcast to provide a corporate update, including on the expanded BELVIQ marketing and supply agreement with Eisai, and report third quarter 2013 financial results tomorrow at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Corporate Update and Third Quarter 2013 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	ObesityWeek 2013, November 11-16, 2013, Atlanta, Georgia

•	American Heart Association Scientific Sessions 2013, November 16-20, 2013, Dallas, Texas

•	25th Annual Piper Jaffray Healthcare Conference, December 3-4, 2013, New York, New York

•	32nd Annual J.P. Morgan Healthcare Conference, January 13-16, 2014, San Francisco, California

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ (pronounced BEL-VEEK) is approved by the US Food and Drug Administration for chronic weight management and is available by prescription in the United States. BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known. For more information about BELVIQ, click here for the full Product Information or visit www.BELVIQ.com.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•	The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

Arena has granted exclusive marketing and distribution rights to Eisai for most territories worldwide, to Ildong Pharmaceutical Co., Ltd., for South Korea, and to CY Biotech Company Ltd. for Taiwan. Arena plans to enter into additional collaborations to commercialize BELVIQ outside of these territories.

About Arena Pharmaceuticals

Arena is a biopharmaceutical company focused on discovering, developing and commercializing novel drugs that target G protein-coupled receptors, or GPCRs, to address unmet medical needs. BELVIQ® (lorcaserin HCl), Arena’s internally discovered drug, is approved in the United States and is under review for regulatory approval in additional territories. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, mechanism of action, regulatory review and approval, and potential of BELVIQ or lorcaserin; the expanded agreement with Eisai, the significance of such agreement and related expectations and plans, including payments, product development (including potential indications and formulations), registration and commercialization; building the weight management market and the market growth of BELVIQ; Eisai’s commitment; the expansion of the BELVIQ sales force, including the number of representatives, related timing and expectations and significance; reimbursement coverage of BELVIQ, including efforts to further improve coverage; marketing activities, including with respect to product education, awareness and interest and patient support; the therapeutic indication of APD811 and related expectations; plans to enter into additional collaborations and the commercialization of BELVIQ in additional territories; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to the implementation and continuation of the Second Amended Agreement and dependence on collaborators; the timing and receipt of payments and fees, if any, from collaborators; risks related to commercializing drugs, including regulatory, manufacturing and supply issues and the availability and use of BELVIQ; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues
Net product sales	$2,011	$0	$3,330	$0
Eisai collaborative revenue	973	864	68,933	22,642
Manufacturing services	443	603	2,181	2,924
Other collaborative revenue	151	18	434	85

Total revenues	3,578	1,485	74,878	25,651

Operating Costs & Expenses
Cost of product sales	460	0	1,514	0
Cost of manufacturing services	632	1.396	3,286	2,839
Research & development	14,592	11,619	47,428	40,165
General & administrative	7,760	7,392	23,614	18,963
Amortization of acquired technology & other intangibles	0	168	0	517

Total operating costs & expenses	23,444	20,575	75,842	62,484

Interest & Other Income (Expense)
Interest income	28	41	68	81
Interest expense	(1,768)	(1,804)	(5,333)	(7,324)
Gain (Loss) from valuation of derivative liabilities	4,100	5,259	10,101	(13,886)
Loss on extinguishment of debt	0	0	0	(6,338)
Other	306	73	152	103

Total interest & other income (expense), net	2,666	3,569	4,988	(27,364)

Net income (loss)	(17,200)	(15,521)	4,024	(64,197)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	0	(2,824)

Net income (loss) allocable to common stockholders	$(17,200)	$(15,521)	$4,024	$(67,021)

Net income (loss) per share allocable to common stockholders:
Basic	$(0.08)	$(0.07)	$0.02	$(0.35)

Diluted	$(0.08)	$(0.07)	$0.02	$(0.35)

Shares used in calculating net income (loss) per share allocable to common stockholders:
Basic	218,316	213,881	217,923	189,545

Diluted	218,316	213,881	224,354	189,545

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2013	December 31, 2012
	(unaudited)	[1]
Assets
Cash & cash equivalents	$180,703	$156,091
Accounts receivable	12,379	5,556
Inventory	10,039	6,058
Prepaid expenses & other current assets	3,441	3,454
Land, property & equipment, net	74,484	75,417
Acquired technology & other non-current assets	13,657	14,630

Total assets	$294,703	$261,206

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$28,684	$10,210
Total deferred revenues	75,551	62,735
Total derivative liabilities	4,941	15,042
Total lease financing obligations & other long-term liabilities	73,455	74,580
Total stockholders’ equity	112,072	98,639

Total liabilities & stockholders’ equity	$294,703	$261,206

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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